Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	1+ 734-757-1557
News Media: Gary Frantz	1+ 734-757-1558

Con-way Inc. Board of Directors Announces Transition in Board Leadership
W. Keith Kennedy, Jr. to Step Down as Chairman;
Roy W. Templin to Succeed Dr. Kennedy in Planned Succession

Ann Arbor, MI - Jan. 22, 2014 - The Board of Directors of Con-way Inc. (NYSE:CNW) announced today a transition in board leadership in which Dr. W. Keith Kennedy, Jr., who has served as Con-way’s Chairman of the Board since 2004, will step down and be succeeded by Roy W. Templin, a current member of the company’s Board.

Dr. Kennedy, 70, has been a member of Con-way’s Board since 1996. He will continue to serve on the Board until he reaches the mandatory retirement age of 72. Mr. Templin, 53, has been an independent director since 2012 and is currently chairman of the Board’s Finance Committee. The change was undertaken as part of the Board’s planned leadership succession process, in which Mr. Templin was identified last June by the Board as the eventual successor and has since worked closely with Dr. Kennedy to effect an orderly leadership transition. Mr. Templin becomes Con-way’s new Chairman of the Board effective immediately.

“Dr. Kennedy has served our Board and our shareholders with distinction and integrity, providing invaluable leadership which guided us through an important period in our company’s history,” said Michael J. Murray, chairman of the Board’s Governance and Nominating

Committee and a board member since 1997. “On behalf of the entire Board and the company, we would like to thank him for his long-standing service to our organization.”

Mr. Templin joined the Con-way Board in 2012 following his retirement as Executive Vice President and Chief Financial Officer of Whirlpool Corp., a NYSE-listed manufacturer and marketer of major home appliances, a position that he held since September 2004. He currently serves on the Board of Trustees for the Goldman Sachs Mutual Funds. Prior to Whirlpool, he was vice president of finance and chief accounting officer for Kimball International, Inc., a manufacturer of furniture and contract electronic products. Earlier in his career, he also worked for Cummins, Inc., NCR Corp. and Price Waterhouse. Mr. Templin holds a bachelor’s degree in accounting from Indiana University, is a certified public accountant and a certified management accountant.

“We are fortunate to have an experienced and respected executive like Roy Templin ready to serve as our next Chairman,” said Murray. “We look forward to Roy’s leadership and insight as we position the Con-way organization for long-term success.”

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.6 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.